Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Macrovision Solutions Corporation to be filed on or about January 22, 2008 and to the incorporation by reference therein of our reports dated February 14, 2007, with respect to the consolidated financial statements of Gemstar-TV Guide International, Inc. (‘Gemstar’), Gemstar’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gemstar, included in Gemstar’s Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Los Angeles, California

January 16, 2008